Exhibit 99.1
News	Ball Corporation 10 Longs Peak Drive, Broomfield, Colorado 80021-2510

For Immediate Release		http://www.ball.com
Investor Contact:	Ann Scott	303.460.3537, ascott@ball.com
Media Contact:	Scott McCarty	303.460.2103, smccarty@ball.com

Ball Reports Significantly Higher 2003 Earnings

BROOMFIELD, Colo., Jan. 29, 2004— Ball Corporation [NYSE:BLL] today reported strong fourth quarter and full year 2003 results that were significantly higher than the previous year. The company had record full year earnings attributable to common shareholders of $229.9 million, or $4.02 per diluted share. The $4.02 per diluted share includes a net charge of $7.6 million after tax, or 13 cents per diluted share, for debt refinancing costs and business consolidation activities. Sales for the year increased by more than a billion dollars to $4.98 billion.

        In 2002 Ball had net earnings of $156.1 million, or $2.71 per diluted share. The $2.71 per diluted share includes a net charge of $2.7 million after tax, or five cents per diluted share, for debt refinancing costs and business consolidation activities. Sales in 2002 were $3.86 billion.

        Fourth quarter 2003 earnings attributable to common shareholders were $55.3 million, or 97 cents per diluted share, including an after-tax gain of $1 million, or two cents per diluted share, for business consolidation activities. That compared to $28.7 million, or 50 cents per diluted share in the fourth quarter of 2002. The 50 cents per diluted share includes a net charge of $2.7 million after tax, or five cents per diluted share, for debt refinancing and business consolidation activities. Sales in the fourth quarter of 2003 were $1.19 billion, compared to $910.2 million in the fourth quarter of 2002.

        R. David Hoover, chairman, president and chief executive officer, said the addition for the full year 2003 of Ball Packaging Europe, which was acquired in December 2002, and record performance from Ball’s aerospace and technologies segment were key contributors to both sales and earnings growth in 2003.

        “Ball Packaging Europe exceeded our expectations despite some unique and difficult challenges, and we are pleased with their solid performance in their first full year with Ball,” Hoover said. “Aerospace had another outstanding year with record sales and earnings, and that unit had a record year-end backlog.”

International Packaging Segment Results

        Ball’s international packaging segment includes results from Ball Packaging Europe and the company’s majority-owned operations in China. Operating earnings for the segment were $158.6 million, including $3.3 million of business consolidation gains in China, in 2003 on sales of $1.13 billion. In the fourth quarter, operating earnings were $35.3 million on sales of $251.6 million.

        “Warm, favorable weather throughout the summer season in much of Europe and the continued growth of the beverage can in eastern and southern Europe partially offset the negative effects of Germany’s law imposing deposits on cans and certain other beverage packaging sold in the country,” Hoover said.

        “The management and employees of Ball Packaging Europe did a very good job of adjusting to the market conditions in 2003 that came about largely due to the lack of a return system for containers covered under the German deposit. We closed a plant, operated other plants on reduced schedules, delayed some planned production increases and revised our shipping patterns,” Hoover said. “The result was an outstanding year despite the loss of approximately 2.2 billion beverage can sales in Germany. We remain optimistic and are working hard to find a solution that will improve the situation in Germany over time. Until that occurs, we have solid contingency plans in place and in 2003 demonstrated our ability to adjust to the current environment.”

        Ball plans to begin construction in 2004 on a new beverage can plant in Belgrade to serve the growing demand for beverage cans in Southern Europe and North Africa. The company also has announced future plans to build a beverage can manufacturing plant in Cairo, Egypt.

        The company’s operations in China continued to show improvement as a result of a major restructuring that began in 2001 and was essentially completed in 2003.

North American Packaging Segment Results

        North American packaging segment results in 2003 were operating earnings of $282.9 million on sales of $3.31 billion, compared to $294.9 million on sales of $3.24 billion in 2002. For the fourth quarter, operating earnings were $63.7 million on sales of $790 million in 2003, compared to $62.1 million on sales of $751.7 million in 2002.

        Revenues from sales of metal beverage containers, metal food containers and plastic containers all showed a modest increase over 2002. Operating earnings were down in the North American packaging segment, primarily as a result of pricing in metal food cans and startup costs associated with a new line in Milwaukee to produce two-piece metal food cans, along with margin erosion in the PET plastic container business.

        “Our large metal beverage container operations held their own in 2003, thanks to higher operating efficiencies, lower spoilage and stringent cost management across the system,” Hoover said. “Our metal food container and plastic container operations are working on similar programs which, along with the recovery of food can pricing to more acceptable levels, should help improve segment results in 2004.”

Aerospace Segment Results

        Aerospace and technologies segment sales rose to a record $534.9 million in 2003, up from the previous record of $491.2 a year earlier. Operating earnings were a record $49.5 million compared to $38.9 million in 2002. Year-end backlog rose from $497 million at the end of 2002 to $644 million at the end of 2003. In the fourth quarter the aerospace and technologies segment had operating earnings of $11.8 million on sales of $151.9 million, compared to $7.8 million on sales of $120.1 million in the fourth quarter of 2002.

        “2003 was an outstanding year for our aerospace and technologies segment. We won some large, strategic contracts, delivered a great deal of sophisticated space and defense instrumentation and know-how, and continued to sharpen our market focus,” Hoover said. “Our products continue their outstanding performance on-orbit and in the field, the latest example being the four components we provided for the rovers that are sending the stunning images from Mars.

        “The hardware we produced for the two rovers has supported the integration and test of the vehicles on Earth, their successful delivery to the Martian surface, and the return of ground-breaking science from their current operations. Our rover elements have provided excellent performance in the extreme conditions on Mars. Customer analysis to date does not indicate any connection between our elements and the anomalies experienced by the Spirit rover,” Hoover said.

Outlook

        “We are very pleased with our fourth quarter and full year results,” Hoover said. “Still, there is ample room for improvement in each of our segments and product lines. Securing that improvement should allow us to continue to meet our goal of increasing earnings per share over time by an average of 10 to 15 percent per year.

        “In our largest segment, North American packaging, we expect significant improvement in results from metal food cans, and we believe our metal beverage can operations are poised for another fine year,” Hoover said. “Growth in eastern and southern Europe and a more stable business climate in China should help our international packaging segment even as we continue to look for an eventual rebound for beverage cans in Germany.

        “Our aerospace and technologies segment has achieved higher and higher performance standards in recent years, making each new year a bigger challenge, but with the record backlog and with our core technologies in heavy demand in commercial space, civil space and defense, 2004 should be another very solid year for us,” Hoover said.

        Raymond J. Seabrook, senior vice president and chief financial officer, said the company expects free cash flow levels to be approximately $275 million to $300 million in 2004 after a record $365 million in 2003, excluding a withholding tax payment made in January 2003 related to the acquisition of Ball Packaging Europe.

        “Our fourth quarter was extremely strong for cash flow because customers took advantage of discounts for early payments, fixed asset spending was lower than projections and inventories were lower than expected due to strong sales demand,” Seabrook said. “In 2004 we expect to use our continued strong cash flow to step up our stock repurchases to $60 million or more and to reduce our debt by another $150 million to $200 million.”

        Ball Corporation is one of the world’s leading suppliers of metal and plastic packaging to the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp.

Conference Call Information

        Ball Corporation will hold its quarterly conference call to discuss the company’s fourth quarter and full year performance today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-732-8451. International callers should dial 415-908-6239. For those unable to listen to the live call, a taped rebroadcast will be available until 5 p.m. Mountain Time on Feb. 5, 2004. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21176772 as the reservation number.
        To listen to the call via Web cast, please use the following URL for the live call and for replay: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BLL&script=1010&item_id=828612
        A written transcript of the call will also be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements

The information in this news release contains “forward-looking” statements. Actual results or outcomes may differ materially from those expressed or implied. As time passes, the relevance and accuracy of forward-looking statements contained in this release may change. The company currently does not intend to update any particular forward-looking statement except as it deems necessary at quarterly or annual release of earnings. Please refer to the Form 10-Q filed by Ball Corporation on Nov. 10, 2003, for a summary of key risk factors that could affect actual results or outcomes. Factors that might affect the packaging segments of the company are: fluctuation in consumer and customer demand; competitive packaging material availability, pricing and substitution; the weather; fruit, vegetable and fishing yields; company and industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; regulatory action or laws, including the German mandatory deposit or other restrictive packaging laws and environmental and workplace safety regulations; availability and cost of raw materials, energy and transportation; the ability or inability to pass on to customers changes in these costs, particularly resin, steel and aluminum; pricing and ability or inability to sell scrap; international business risks (including foreign exchange rates and tax rates) particularly in the United States, Europe and in developing countries such as China and Brazil; and the effect of LIFO accounting on earnings. Factors that may affect the aerospace segment are: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with aerospace segment contracts. Factors that could affect the company as a whole include those listed plus: successful and unsuccessful acquisitions, joint ventures or divestitures and the integration activities associated therewith including the integration and operation of the business of Ball Packaging Europe; the number and timing of the purchases of the company’s common stock; insufficient or reduced cash flow; regulatory action or laws including those related to corporate governance and financial reporting, regulations and standards; actual and estimated business consolidation and investment costs and the net realizable value of assets associated with these activities; goodwill impairment; changes in generally accepted accounting principles or their interpretation; litigation; antitrust, intellectual property, consumer and other issues; strikes; boycotts; increases in various employee benefits and labor costs, specifically pension, medical and health care costs incurred in the countries in which Ball has operations; rates of return projected and earned on assets of the company’s defined benefit retirement plans; interest rates and level of company debt, including floating rate debt; terrorist activities, war or catastrophic events that disrupt or impact production, supply or pricing of the company’s goods and services, including raw materials and energy costs, or disrupt or impact the credit and financing of the company’s businesses; and U.S. and foreign economic conditions.

2/04                                                                                                # # #

Condensed Financials (Year Ended December 2003)
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 Unaudited Statements of Consolidated Earnings

Three months ended December	Year ended December
($ in millions, except per share amounts)	2003	2002	2003	2002

Net sales (note 1)	$1,193.5	$910.2	$4,977.0	$3,858.9

Costs and expenses
Cost of sales (excluding depreciation and amortization)	983.9	755.0	4,086.9	3,230.4

Business consolidation gains (note 2)	(1.6)	(2.3)	(3.7)	(2.3)

Depreciation and amortization	54.2	40.2	205.5	149.2

Selling and administrative	54.6	50.8	227.5	170.6

1,091.1	843.7	4,516.2	3,547.9

Earnings before interest and taxes (note 1)	102.4	66.5	460.8	311.0

Interest, excluding debt refinancing costs
(29.6)	(20.5)	(125.9)	(75.6)
Debt refinancing costs (note 2)
--	(5.2)	(15.2)	(5.2)

Interest expense	(29.6)	(25.7)	(141.1)	(80.8)

Tax provision	(21.8)	(15.6)	(100.1)	(81.9)

Minority interests	(0.3)	(0.1)	(1.0)	(1.5)

Equity in results of affiliates	4.6	3.6	11.3	9.3

Net earnings (note 2)	$55.3	$28.7	$229.9	$156.1

Earnings per share: (note 2)

Basic	$0.99	$0.51	$4.12	$2.77

Diluted	$0.97	$0.50	$4.02	$2.71

Weighted average shares outstanding (000's):

Basic	55,6	38	56,2	31	55,8	55	56,3	17

Diluted	56,9	25	57,4	48	57,1	37	57,5	38

Condensed Financials (Year Ended December 2003)
-----------------------------------------------------------------------------------------------------------------------------------
 Unaudited Statements of Consolidated Cash Flows

	Three months ended December		Year ended December
($ in millions)	2003	2002	2003	2002
Cash Flows From Operating Activities:
Net earnings	$55.3	28.7	$229.9	$156.1
Depreciation and amortization	54.2	40.2	205.5	149.2
Change in working capital	237.8	146.5	39.2	157.4
Withholding tax payment related to acquisition	--	--	(138.3)	--
Other	(21.5)	(14.5)	27.7	(10.4)

	325.8	200.9	364.0	452.3

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(38.7)	(70.7)	(137.2)	(158.4)
Acquisition of previously leased assets	--	--	--	(43.1)
Business acquisitions	--	(813.8)	(28.0)	(813.8)
Purchase price adjustment	8.7	--	39.8	--
Other	8.7	13.0	1.6	(5.9)

	(21.3)	(871.5)	(123.8)	(1,021.2)

Cash Flows From Financing Activities:
Net change in borrowings	(321.1)	905.1	(393.7)	858.8
Dividends	(8.4)	(5.1)	(26.8)	(20.4)
Purchase of common stock, net of issuances	3.0	(4.1)	(27.9)	(69.1)
Other	(0.5)	(27.9)	(15.5)	(27.9)

	(327.0)	868.0	(463.9)	741.4

Effect of exchange rate changes on cash	0.6	3.6	1.0	3.6
Increase (decrease) in cash	(21.9)	201.0	(222.7)	176.1
Cash-beginning of period	58.4	58.2	259.2	83.1

Cash-end of period	$36.5	$259.2	$36.5	$259.2

Condensed Financials (Year Ended December 2003)
Unaudited Consolidated Balance Sheets

	December 31,	December 31,
($ in millions)	2003	2002
Current assets
Cash and cash equivalents	$36.5	$259.2
Receivables, net	250.1	345.9
Inventories, net	546.2	552.5
Deferred taxes and prepaid expenses	90.4	66.9

Total current assets	923.2	1,224.5
Property, plant and equipment, net	1,471.1	1,445.9
Goodwill	1,336.0	1,148.1
Other assets	338.2	313.9

Total assets	$4,068.5	$4,132.4

Current liabilities
Short-term debt and current portion of term debt	$107.6	$127.0
Payables and accrued liabilities	760.1	941.9

Total current liabilities	867.7	1,068.9
Long-term debt	1,579.3	1,854.0
Other liabilities and minority interests	821.4	716.6
Shareholders' equity	800.1	492.9

Total liabilities and shareholders' equity	$4,068.5	$4,132.4

Notes to Condensed Financials (Year Ended December 2003)

($ in millions)

1.    Business Segment Information

	Three months ended December		Year ended December
	2003	2002	2003	2002
Sales-
North American Packaging-
Metal beverage	$553.1	$524.2	$2,292.2	$2,254.8
Metal food	150.1	148.5	646.2	625.5
Plastic containers	86.8	79.0	376.0	355.2

	790.0	751.7	3,314.4	3,235.5

International Packaging-
Europe metal beverage	223.7	11.1	1,007.0	11.1
Asia metal beverage and plastic containers	27.9	27.3	120.7	121.1

	251.6	38.4	1,127.7	132.2

Aerospace and technologies	151.9	120.1	534.9	491.2

Consolidated net sales	$1,193.5	$910.2	$4,977.0	$3,858.9

Earnings before interest and taxes-
North American Packaging	$63.7	$62.1	$282.9	$294.9
International Packaging	35.3	5.7	158.6	9.2
Aerospace and technologies	11.8	7.8	49.5	38.9

Segment earnings before interest and taxes	110.8	75.6	491.0	343.0
Undistributed corporate costs	(8.4)	(9.1)	(30.2)	(32.0)

Earnings before interest and taxes	$102.4	$66.5	$460.8	$311.0

Notes to Condensed Financials (Year Ended December 2003)

2.    Business Consolidation Gains and Debt Refinancing Costs

Business Consolidation Gains-

2003

In the fourth quarter of 2003, the company recorded $1.6 million of earnings ($1.0 million after tax) related to the completion of the Moultrie consolidation activities commenced in 2001.

Through the first three quarters of 2003, the company recorded $2.1 million of earnings ($1.3 million after tax) related to gains on the completion of China and Aerospace consolidation activities commenced in 2001, offset by a charge to close a metal food container plant in the United States.

2002

In the fourth quarter of 2002, the company recorded $2.3 million of income ($0.5 million after tax) related to the 2001 China and Aerospace business consolidation activities, offset by a provision for the relocation of the company’s plastics headquarters to Colorado and a write-off of an equity investment in an aerospace company.

Debt Refinancing Costs-

2003

In the third quarter of 2003, the company used proceeds from a $250 million privately placed addition to its existing 6.875% senior notes due December 2012 to redeem its 8.25 percent senior subordinated notes that were due in 2008. This debt redemption resulted in a third quarter after-tax charge of approximately $9.9 million for refinancing the higher interest debt.

2002

In the fourth quarter, the company recorded a $5.2 million charge ($3.2 after tax) for debt refinancing costs related to debt refinanced during the acquisition of Ball Packaging Europe on December 19, 2002.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Year ended
($ millions, except per share amounts)	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net earnings as reported	$55.3	$28.7	$229.9	$156.1
Business consolidation gains, net of tax	(1.0)	(0.5)	(2.3)	(0.5)
Debt refinancing costs, net of tax	--	3.2	9.9	3.2

Net earnings before business consolidation gains and debt refinancing costs	$54.3	$31.4	$237.5	$158.8

Per basic share
	$0.97	$0.56	$4.25	$2.82

Per diluted share
	$0.95	$0.55	$4.15	$2.76

Ball’s management segregates the above items related to closed facilities and debt refinancing to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings.

Notes to Condensed Financials (Year Ended December 2003)

3.    Free Cash Flow

Management utilizes various accounting measures (1) to evaluate the company's operating results, (2) for planning purposes, (3) to evaluate strategic investments and (4) to evaluate the company's ability to incur and service debt. The company internally uses a free cash flow measure. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure). Reconciliations are provided on projected measures where the GAAP financial measure is available without unreasonable effort. Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is defined as cash flows from operating activities less additions to property, plant and equipment (capital spending). Cash flow from operating activities is the most comparable GAAP term to free cash flow. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Free cash flow is typically derived directly from the company’s cash flow statements, which are prepared in accordance with U.S. generally accepted accounting principles; however, from time to time, it may be adjusted for items that affect comparability between periods. An example of such an item excluded in 2003 is a $138 million withholding tax payment liability assumed in the acquisition of Schmalbach-Lubeca GmbH on December 19, 2002. Because the seller paid the cash into the company prior to the acquisition to fund this payment, which was not made until January 2003, we believe this is not a comparable free cash outflow of the company as this cash outflow was funded by the seller. Therefore, we exclude it from our 2003 free cash flow measure.

2003 Free Cash Flow ($ millions):
Cash flow from operating activities	364.0
Less: Capital expenditures	(137.2)
Add: 2002 withholding tax payment	138.3
Free Cash Flow	365.1

Based on our current 2004 capital spending forecast of $175-200 million, our projected free cash flow should be approximately $275 to $300 million in 2004.